Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS SECOND QUARTER RESULTS

Houston, TX – August 2, 2007 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $37.9 million, or $0.58 per diluted share, for the second quarter of 2007. This represents a decrease from the second quarter of 2006 net income of $67.2 million, or $1.03 per diluted share. Sales for the second quarter of 2007 were $782.7 million and income from operations for the second quarter of 2007 was $62.3 million. This compares with second quarter 2006 income from operations of $106.9 million on net sales of $669.3 million. The increase in sales is the result of higher polyethylene sales volumes which were attributable to the November 30, 2006 acquisition of Eastman Chemical’s polyethylene business in Longview, Texas. The decrease in income from operations was primarily the result of lower margins due to lower selling prices for polyethylene, PVC resin and PVC pipe and higher feedstock costs. The second quarter 2007 was also negatively impacted by a scheduled turnaround at one of the ethylene units in Lake Charles, Louisiana, which was down approximately 30 days beginning April 9th, 2007. During the shutdown, the Company completed the tie-in portion of a previously announced project to upgrade the feedstock flexibility of the unit, which is also expected to reduce energy costs and provide additional ethylene capacity.

Second quarter 2007 results were favorably impacted by the utilization of the first-in, first-out (FIFO) inventory accounting method as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry. This was due primarily to rising feedstock costs.

Second quarter 2007 net income increased $18.2 million, or $0.28 per diluted share, from the $19.7 million net income, or $0.30 per diluted share, reported in the first quarter of 2007. Second quarter income from operations increased $29.6 million from the $32.7 million reported in the first quarter of 2007, while net sales increased by $63.9 million from the $718.8 million reported in the first quarter of 2007. The increase in net sales and income from operations was primarily due to higher selling prices and higher sales volumes for polyethylene and PVC resin, which was partially offset by higher feedstock costs and the negative impact from the turnaround in the ethylene unit in Lake Charles, Louisiana.

For the six months ended June 30, 2007, net income was $57.6 million, or $0.88 per diluted share, compared to $118.5 million net income, or $1.82 per diluted share for the six months ended June 30, 2006, which included an after-tax charge of $16.3 million, or $0.25 per diluted share, related to debt retirement costs incurred in the first quarter of 2006. Net sales increased

$213.5 million, or 16.6%, to $1,501.5 million for the six months ended June 30, 2007 from the $1,288.0 million reported in the six months ended June 30, 2006. Income from operations was $94.9 million for the six months ended June 30, 2007 as compared to $217.7 million for the six months ended June 30, 2006. The increase in sales is primarily due to the higher polyethylene sales volumes attributable to the Longview facilities acquired on November 30, 2006, which was partially offset by lower selling prices for polyethylene, PVC resin and PVC pipe. The decrease in income from operations is due to reduced selling prices, higher feedstock costs for ethane and propane and the negative impact of the ethylene outage in Lake Charles in the second quarter of 2007. These decreases were partially offset by the income from operations contributed by the Longview facilities.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report an approximately 90% increase in our income from operations and earnings per share in the second quarter of 2007 as compared to the first quarter. The industry has seen a significant improvement in operating rates and sales volumes from the low levels experienced in the fourth quarter of 2006. Cash margins continued to improve during the quarter as we were able to implement additional price increases which outpaced rising feedstock costs. In addition, further industry price increases have been announced for the third quarter. The integration of our Longview polyethylene acquisition is progressing as planned and we are beginning to realize the benefits of the acquisition with the improvement in polyethylene margins. We do, however, remain concerned with increasing feedstock costs and the impact on the Vinyls segment of the continued weakness in the housing market.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the second quarter of 2007 increased 52.2% to $88.3 million compared to $58.0 million of EBITDA in the first quarter of 2007 but decreased 32.2% from the $130.3 million in the second quarter of 2006. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities were $34.2 million for the six months ended June 30, 2007, and along with cash on hand were used to fund capital additions of $50.5 million during the first six months of the year. At June 30, 2007, the Company’s cash balance was $42.6 million and debt was $260.2 million.

OLEFINS SEGMENT

Income from operations for the Olefins segment decreased by $19.3 million to $42.7 million in the second quarter of 2007 from $62.0 million reported in the second quarter of 2006. This decrease was primarily due to lower polyethylene selling prices and higher feedstock costs for ethane and propane. The second quarter of 2007 was also negatively impacted by the scheduled turnaround at one of the ethylene units in Lake Charles, Louisiana to effect the tie-in of the feedstock flexibility project to the unit. In addition, trading activity resulted in a gain in the second quarter of 2007 of $4.1 million as compared to $7.1 million in the second quarter of 2006. These decreases were partially offset by the income from operations contributed by the Longview facilities acquired on November 30, 2006.

Second quarter 2007 income from operations for the Olefins segment was $15.5 million higher than the $27.2 million income from operations reported in the first quarter of 2007. This increase was primarily due to higher polyethylene selling prices and sales volumes. Product margins continued to improve during the second quarter as price increases outpaced higher feedstock costs. The increase in income from operations was partially offset by the ethylene unit turnaround in Lake Charles to complete the tie-in portion of the feedstock flexibility project.

Income from operations for the Olefins segment decreased $51.7 million, or 42.5%, to $69.9 million for the six months ended June 30, 2007 from $121.6 million for the six months ended June 30, 2006. This decrease was primarily due to the sharp decrease in product prices and margins which began early in the fourth quarter of 2006 and continued into 2007. Prices increased during the first half of 2007. Margins, however, were still significantly below the levels in the first half of 2006 as feedstock costs increased. In addition, trading activity resulted in a gain of $4.8 million in the first half of 2007 compared to a $12.3 million gain for the first half of 2006.

VINYLS SEGMENT

Income from operations for the Vinyls segment decreased by $23.5 million to $20.8 million for the second quarter of 2007 from the $44.3 million reported in the second quarter of 2006. This decrease was primarily due to lower selling prices and margins for PVC resin and PVC pipe and lower sales volumes for PVC pipe. PVC resin and PVC pipe prices fell dramatically in the fourth quarter of 2006 due to weakness in the housing market, falling energy prices and seasonal slowdowns. Selling prices and margins remained under pressure in the first half of 2007, but have improved from their lowest levels as PVC resin prices began to increase in March 2007. Despite these price increases, overall product margins have not increased significantly due to increased feedstock costs and remain below those of the second quarter 2006 which benefited from the impact of Hurricanes Katrina and Rita.

Second quarter 2007 income from operations for the Vinyls segment increased by $13.0 million from the $7.8 million reported in the first quarter of 2007. This increase was primarily due to higher selling prices for PVC resin and caustic soda and higher sales volume for PVC resin, which was partially offset by rising feedstock costs for propane and ethylene. PVC resin and PVC pipe prices and margins remain under pressure from the continued weakness in the housing market.

Income from operations for the Vinyls segment decreased by $70.1 million, or 71.0%, to $28.6 million for the six months ended June 30, 2007 from $98.7 million for the six months ended June 30, 2006. This decrease was due to lower selling prices for PVC resin and PVC pipe and higher feedstock costs for propane and ethylene. Sales volumes in the first half of 2007 have generally improved from the low levels experienced in the fourth quarter of 2006 and prices have increased. Margins, however, are still significantly below the prior year as feedstock costs have increased.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the integration of the Eastman acquisition; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC in February 2007.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s second quarter results will be held Thursday, August 2, 2007 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (888) 713-4218, or (617) 213-4870 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 69270949.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EDT on Thursday, August 9, 2007. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 71372338.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1601769 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/investors.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlake.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006
	(In thousands of dollars, except per share data)
Net sales	$782,664	$669,267	$1,501,466	$1,288,046
Cost of sales	698,233	544,055	1,359,146	1,031,776

Gross profit	84,431	125,212	142,320	256,270
Selling, general and administrative expenses	22,152	18,359	47,375	38,538

Income from operations	62,279	106,853	94,945	217,732
Interest expense	(4,495)	(3,898)	(8,088)	(9,924)
Debt retirement cost	—	—	—	(25,853)
Other (expense) income, net	(292)	3,055	699	5,389

Income before income taxes	57,492	106,010	87,556	187,344
Provision for income taxes	19,602	38,841	29,994	68,838

Net income	$37,890	$67,169	$57,562	$118,506

Basic and diluted earnings per share	$0.58	$1.03	$0.88	$1.82
Weighted average shares outstanding
Basic	65,224,697	65,104,100	65,221,365	65,098,181

Diluted	65,324,714	65,235,847	65,324,616	65,233,323

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2007	December 31, 2006
	(In thousands of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$42,615	$52,646
Accounts receivable, net	399,832	308,903
Inventories, net	464,519	456,276
Other current assets	30,369	31,962

Total current assets	937,335	849,787
Property, plant and equipment, net	1,086,873	1,076,903
Other assets, net	148,172	155,408

Total assets	$2,172,380	$2,082,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$339,023	$321,912
Long-term debt	260,196	260,156
Other liabilities	343,568	326,489

Total liabilities	942,787	908,557

Stockholders’ equity	1,229,593	1,173,541

Total liabilities and stockholders’ equity	$2,172,380	$2,082,098

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,

	2007	2006
	(In thousands of dollars)
Cash flows from operating activities
Net income	$57,562	$118,506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,716	40,896
Deferred tax expense	14,417	10,736
Other balance sheet changes	(88,517)	(23,238)

Net cash provided by operating activities	34,178	146,900
Cash flows from investing activities
Additions to property, plant and equipment	(50,483)	(62,887)
Additions to equity investment	(308)	(4,574)
Settlement of acquisition purchase price	8,043	—
Proceeds from disposition of assets	33	7
Settlements of derivative instruments	3,673	(27,445)

Net cash used for investing activities	(39,042)	(94,899)
Cash flows from financing activities
Proceeds from exercise of stock options	62	396
Dividends paid	(5,229)	(3,583)
Proceeds from borrowings	191,684	249,185
Repayments of borrowings	(191,684)	(256,000)
Capitalized debt issuance costs	—	(4,279)

Net cash used for financing activities	(5,167)	(14,281)
Net (decrease) increase in cash and cash equivalents	(10,031)	37,720
Cash and cash equivalents at beginning of period	52,646	237,895

Cash and cash equivalents at end of period	$42,615	$275,615

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006
	(In thousands of dollars)
Net Sales to External Customers
Olefins	$514,840	$348,652	$999,066	$688,369
Vinyls	267,824	320,615	502,400	599,677

	$782,664	$669,267	$1,501,466	$1,288,046

Income (Loss) from Operations
Olefins	$42,716	$62,029	$69,935	$121,594
Vinyls	20,817	44,251	28,609	98,662
Corporate and Other	(1,254)	573	(3,599)	(2,524)

	$62,279	$106,853	$94,945	$217,732

Depreciation and Amortization
Olefins	$17,487	$11,829	$33,143	$23,579
Vinyls	8,838	8,561	17,499	17,258
Corporate and Other	36	31	74	59

	$26,361	$20,421	$50,716	$40,896

Other (Expense) Income, net
Olefins	$119	$(1)	$170	$(1)
Vinyls	28	38	90	85
Corporate and Other*	(439)	3,018	439	(20,548)

	$(292)	$3,055	$699	$(20,464)

*	Debt retirement costs of $25,853 are included in the six months ended June 30, 2006.

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM

OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2007	2006	2007	2006
	(In thousands of dollars)
EBITDA	$58,012	$88,348	$130,329	$146,360	$238,164
Less:
Provision for income taxes	10,392	19,602	38,841	29,994	68,838
Interest expense	3,593	4,495	3,898	8,088	9,924
Depreciation and amortization	24,355	26,361	20,421	50,716	40,896

Net income	19,672	37,890	67,169	57,562	118,506
Changes in operating assets and liabilities	(65,862)	28,061	6,726	(37,801)	17,658
Deferred income taxes	3,776	10,641	6,246	14,417	10,736

Cash flow from operating activities	$(42,414)	$76,592	$80,141	$34,178	$146,900

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2007 vs. Second Quarter 2006		Second Quarter 2007 vs. First Quarter 2007

	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+7.3%	+40.4%	+9.4%	-3.0%
Vinyls	-16.3%	-0.2%	+10.9%	+3.3%
Company	-4.0%	+21.0%	+9.5%	-0.6%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 2006	September 2006	December 2006	March 2007	June 2007

Ethane (cents/lb)	22.8	25.5	20.8	19.9	24.3
Propane (cents/lb)	24.9	26.0	22.4	22.9	26.7
Ethylene (cents/lb) (2)	46.5	50.7	44.8	40.0	44.7
Polyethylene (cents/lb) (3)	73.0	78.7	68.0	67.0	72.7
Styrene (cents/lb) (4)	61.7	70.1	66.9	64.8	71.3
Caustic ($/ short ton) (5)	393.3	361.7	337.5	360.0	405.0
Chlorine ($/ short ton) (6)	332.5	332.5	322.5	297.5	322.5
VCM (cents/lb) (7)	42.2	43.9	39.6	37.2	40.8
PVC (cents/lb) (8)	60.0	61.3	57.0	53.3	59.0

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.

(2)	Represents average North America spot prices of ethylene over the period as reported by CMAI.

(3)	Represents average North America contract prices of polyethylene film over the period as reported by CMAI.

(4)	Represents average North American spot prices of styrene over the period as reported by CMAI.

(5)	Represents average North America spot prices of caustic soda (diaphragm grade) over the period as reported by CMAI.

(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.

(7)	Represents average North America contract prices of VCM over the period as reported by CMAI.

(8)	Represents average North America contract prices of PVC over the period as reported by CMAI.